Exhibit 99.1

Event ID: 3112138

Culture: en-US

Event Name: Q1 FY 2011 The Mosaic Company Earnings Conference Call

Event Date: 2010-10-05T14:00:00 UTC

P:	Operator;

C:	Christine Battist; The Mosaic Company; Director, IR

C:	Jim Prokopanko; The Mosaic Company; President, CEO

C:	Mike Rahm; The Mosaic Company;VP – Market Analysis, Strategic Planning

P:	Anthony Pettinari; Citigroup; Analyst

P:	Vincent Andrews; Morgan Stanley; Analyst

C:	Rick McLellan; The Mosaic Company; SVP – Commercial

P:	Jeff Zekauskas; JPMorgan; Analyst

P:	Robert Koort; Goldman Sachs; Analyst

C:	Rich Mack; The Mosaic Company;EVP, General Counsel

P:	Jacob Bout; CIBC World Markets; Analyst

P:	Don Carson; Susquehanna Financial Group; Analyst

P:	David Silver; BofA Merrill Lynch; Analyst

P:	Mark Connelly; CLSA; Analyst

P:	Edlain Rodriguez; Gleacher & Co; Analyst

P:	Mark Gulley; Soleil Securities; Analyst

P:	Elaine Yip; Credit Suisse; Analyst

P:	Fai Lee; RBC Capital Markets; Analyst

P:	Farooq Hamed; Barclays Capital; Analyst

P:	Charles Neivert; Dahlman Rose; Analyst

P:	Horst Hueniken; Stifel Nicolaus; Analyst

P:	Hari Sambasivam; National Bank Financial; Analyst

C:	Larry Stranghoener; The Mosaic Company; EVP,CFO

+++	presentation

Operator: Good morning, ladies and gentlemen. And welcome to the Mosaic Company’s fiscal 2011 first quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director of Investor Relations of the Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you Veronica, welcome to Mosaic’s fiscal 2011 first quarter earnings conference call. With us today are Jim Prokopanko, President and Chief Executive Officer, Larry Stranghoener, Executive Vice President and Chief Financial Officer, and Dr. Mike Rahm, Vice President, Market and Strategic Analysis and other members of the senior leadership team. After my introductory comments, Jim will review our first quarter results, comment on execution against our strategic priorities and update financial guidance. Then he’ll provide an update on South Fort Meade. Following Jim’s remarks, Mike will provide an in-depth review of supply and demand for the phosphate and potash markets.

The presentation slides we are using during this call are available on our website at www.mosaicco.com.

We will be making forward-looking statements during the conference call. The statements include, but are not limited to statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, October 5, 2010, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday, and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited. I have just one housekeeping item to share with you. We plan to file our 10-Q with the SEC on October 12. Now I’ll turn the call over to Jim.

Jim Prokopanko: Thank you, Christine, and good morning everyone on what is a beautiful harvest morning in Minnesota. It is a great time to be the largest combined phosphate and potash producer in the world. As I said in our last call in late July, market sentiment was beginning to catch up with fundamentals. That has now happened. Several factors have tightened agricultural commodity markets, bolstering crop prices and farm profitability. This is driving strong demand for crop nutrients at a time when producer inventories are low, and concerns are growing about crop nutrient supplies, creating a positive outlook for Mosaic. A steady drum beat on the food story continues.

Now, let’s shift to our quarterly results. We are executing against our strategic plans and delivering results. Earnings per share was $0.67 in the quarter, nearly triple the amount last year. We generated $556 million in cash flow from operations this quarter, primarily due to an increase in net earnings and customer prepayments. These prepayments are an indicator of the strong demand for our products.

Our Phosphates business segment generated $178 million in operating earnings, nearly a four-fold increase over a year ago. The improvement in the first quarter operating earnings was primarily due to higher selling prices, partially offset by higher sulfur and ammonia costs, and the unfavorable impact of reduced rock production at South Fort Meade.

The segment gross margin was respectable at 15%, driven by strong sales volume into North America and Brazil. We operated near full out at our concentrate plants while our mining production was impacted by close to $30 million this quarter due to idling South Fort Meade, which I’ll speak more about in a few minutes.

Potash sales volume this quarter were double compared to last year, and 200,000 tonnes above the high end of our guidance. Potash operating earnings were $218 million this quarter, double year-ago performance. The key driver in our results compared to a year ago were increased sales volumes and improved cost leverage due to higher production levels. We expect our second quarter operating rate to improve as we come out of the seasonal turnarounds.

Now, I’d like to highlight a couple of matters related to execution of our strategic priorities. During July, we invested $385 million in the Miski Mayo phosphate rock mine in Peru. Shipments have started and we’re beginning to use this rock in our operations. Miski Mayo advances our strategic priority to secure additional phosphate rock and reinforces our commitment to remain the largest integrated phosphate producer in the world.

Last week we closed the sale of our minority stake in Fosfertil for gross proceeds of approximately $1 billion. We viewed Fosfertil as a nonstrategic investment and we took advantage of an opportunity to sell at an attractive valuation. This sale does not affect our distribution assets, which continue to give us a large footprint in Brazil. We have a rock solid balance sheet with cash on hand that provides us great flexibility. There’s been no change to our cash allocation priorities that I outlined on last quarter’s call.

Certain steps we have taken to increase the value of our phosphate business are paying off. We are realizing the benefits of aligning our worldwide distribution and North American phosphate production assets. In addition, we have optimized phosphate finished product production rates as a result of the PhosChem contract with our customers in India. Key provisions of the contract include large baseload tonnage and shipping flexibility.

We have also had great traction with some innovative new phosphate products that are differentiating us from our peers. Sales of MicroEssentials®, a premium product that includes sulfur and critical micronutrients, are on pace to exceed 1 million tonnes this fiscal year, more than double from two years ago. This product delivers significant value to the farmer, to our dealer customers, and to Mosaic.

We also continue to execute our flagship growth strategy, namely, expanding our potash operations in lock step with expected growth in global demand. This quarter, we invested $295 million in capital expenditures, primarily related to these expansions. One of the largest and most strategic projects is the sinking of a new shaft at our Esterhazy mine. Esterhazy is the world’s largest potash mine and this new shaft will allow us to more efficiently mine our vast reserves, while utilizing existing above ground milling capacity.

Now let me shift to financial guidance as summarized on slide nine. Demand continues to strengthen and market segment sentiment has improved due to the rally in grain prices, lean producer inventories, and the need to refill a destocked pipeline. Being a producer of both phosphates and potash positions us well in the market. For our second quarter, we estimate total phosphate sales volume of 3.3 million to 3.6 million tonnes, and an average DAP selling price of $430 to $460 per tonne.

Our typical forward selling lag means that our average selling price reflects market prices two to three months prior to delivery of product to our customers. There is also impact due to PhosChem’s annual contract to Indian customers, which was at a fixed price. Recent upward movement in spot DAP pricing will favorably impact our third quarter netbacks. Just a reminder, that our second quarter is high season for Latin America. Therefore, the mix of blends will be closer to 50% of our total segment volumes. We expect to run our North American phosphate plants at 85% to 90% of capacity in our second quarter.

As for raw material trends, tight sulfur supply against the backdrop of strong demand creates a highly competitive environment. We are still in process of negotiating calendar Q4 sulfur contracts and expect that prices will increase to a level close to current spot values. The price of ammonia in October settled at $465 per tonne, and we expect ammonia prices will remain at high levels during the next couple months. Note that there is a lag in raw material costs impacting our operations.

Now shifting to potash. For the second quarter of fiscal 2011, we estimate total potash sales volumes of 1.6 million to 1.9 million tonnes, and an average MOP selling price of $310 to $340 per tonne. MOP market pricing and volume continues to firm. The recent upward momentum in potash prices will begin to be realized in our fiscal third quarter results.

Our potash operating rate for the second quarter is expected to be in the range of 80% to 85% of capacity, further leveraging our cost structure. There are no changes to our annual guidance on Canadian resource taxes and royalties, CapEx, or SG&A that we previously provided and as shown on this slide. We have revised our effective tax rate for fiscal 2011. We now expect our effective tax rate for fiscal 2011 to be in the mid to upper 20% range excluding items related to the Fosfertil sale.

Now I’ll provide a brief update on developments at South Fort Meade. Since early August, we have filed Motions for Limited Stay in the Federal District Court in Jacksonville and in the Eleventh Circuit Court of Appeals in Atlanta. A favorable ruling on either of these motions would allow Mosaic to put our South Fort Meade team members back to work by mining approximately 200 acres, including about 9 acres of associated wetlands that had already been cleared prior to the issuance of the preliminary injunction. There would be no additional wetlands impact from the Limited Stay and this would allow Mosaic to mine in Hardee County for approximately four to six months while the Eleventh Circuit considers our appeal of the preliminary injunction. This is reasonable and sensible, particularly in today’s employment environment. We hope to receive rulings on our Motions for Limited Stay very soon.

In addition, since we last spoke to you, the Eleventh Circuit Court has agreed to expedite our appeal of the preliminary injunction. We have accelerated our briefing of the appeal and all of Mosaic’s briefs are now before the Eleventh Circuit. We hope to complete our oral arguments by the end of this calendar year and to receive a ruling on an expedited basis thereafter. Our perspective on the merits of the case has not changed. We believe that it was not consistent with applicable law and continue to believe that South Fort Meade is the most comprehensive permit ever issued in the Florida phosphate mining industry.

As for our operations, we are working diligently to mitigate the near term impact on our finished goods production by using existing phosphate rock inventories; purchasing rock from third parties where reasonable, including our Miski Mayo investment in Peru; maximizing production of our other phosphate mines; and drawing down finished goods inventories. Drawing down inventories is not a long-term solution and our effort to bring resolution to our South Fort Meade permit remains one of our highest priorities.

In a prior call, we provided you an estimate of the worst case impact of a loss of up to 1 million tonnes of finished phosphate sales volume in fiscal 2011. Assuming successful execution of the mitigation efforts I just outlined, we believe there will be no material impact to finished product sales in fiscal 2011. However, our margins will be negatively impacted by using purchased phosphate rock.

In short, we are in a fluid situation and we will update the market with material developments. I want to emphasize our commitment to obtain the requisite permits to mine our valuable phosphate reserves in Florida, not just as it relates to South Fort Meade but for our 30 plus years of reserves, which we fully expect to mine in the years ahead. Now, I’ll turn the call over to Dr. Mike Rahm, who is joining us from Brazil to share his insights on the market outlook. Mike, over to you.

Mike Rahm: Thank you, Jim, and good morning. Or bom dia as they say in Portuguese. I’m glad I’m going to talk about the market outlook this morning, because with all the merger and acquisition saga currently playing out in the industry, that story has overshadowed the great fundamental developments that have occurred within the past few months.

Despite the selloff in grain markets last week, rallies in a broad array of agricultural commodity prices during the last few months are fueling an increasingly positive outlook for phosphate and potash demand. Large increases in shipments so far this year have tightened P&K markets. Producer stocks have declined, phosphate prices have increased sharply, and potash prices have begun to move up. Given the positive demand outlook, we project that P&K markets will remain tight until new capacity comes on later this decade.

Let’s start by reviewing developments in agricultural commodity markets during the last few months. Several rallies were sparked by two reports released by the USDA on June 30. The reports showed that US farmers planted less corn than expected last spring, and that corn inventories were smaller than expected on June 1. Then, several severe weather developments, particularly the terrible drought in Russia, combined to dump the equivalent of a tanker truck of gasoline on this spark. The most recent supply issue, and potentially the most potent in my view, is the size of the US corn crop coming off fields right now.

Although farmers planted the crop early, and condition scores tracked the high values associated with record yields last year, excessive rainfall and warm nighttime temperatures in many areas robbed yields from this year’s crop. The USDA lowered its estimate to 162.5 bushels per acre in September, and most analysts expect another downward adjustment in the October Crop Production Report that will be released on Friday. Private estimates are significantly lower, with many in the range from 158 to 159 bushels per acre. If yields are this low, stocks could drop to about 1.1 billion bushels at the end of the 2010/11 crop year even with the higher beginning stocks that USDA released last week.

We estimate that the corn market will need to bid for more than 90 million acres of corn next year in order to keep inventories at secure levels. This rally, however, extends beyond wheat, corn and soybeans. Several other commodity prices such as cocoa, coffee, cotton, palm oil, sugar, have rallied to very high levels this summer, some to their highest levels in more than 10 years. These crops account for a significant amount of P&K use. For example, cotton and sugar together account for about 8% and 11% of global phosphate and potash use respectively. The broad based rally in agricultural commodity prices translates into profitable farm economics and record or near record farm income around the world.

This slide shows the number of bushels of corn that an Iowa farmer would have to sell in order to pay for crop nutrients. It indicates that the cost of crop nutrients, relative to grain prices, is well within historic norms. Recently, the USDA updated their farm income forecast for 2010. Higher grain and livestock prices have led to upward revisions of cash receipts. Net cash farm income is projected to rebound 23% to more than $85 billion in 2010, the third highest on record.

In China and India, farm profitability is at record or near record levels, due to very high local crop prices and in the case of India, subsidized input costs. High soybean and sugar prices produced very attractive farm returns in Brazil today. The increasingly positive outlook for crop nutrient demand, coupled with the need to restock both the global distribution pipeline as well as many farm fields, underpin our large projected increases in phosphate and potash shipments in 2010 and 2011. We have recently revised upward our estimates of global shipments for both nutrients, based on these developments.

In the case of phosphate, global shipments of finished phosphate products are projected to surge to a record shattering high this year and increase further in 2011. We project that global phosphate shipments will climb to 56 million to 57 million tonnes in calendar year 2010, up from the previous high of 52 million in 2009. Shipments are forecast to increase to 57 million to 59 million tonnes in 2011.

As this slide shows, key growth regions include India and Brazil, where Mosaic is strategically positioned to serve both of these important markets. In the case of potash, global muriate of potash shipments are projected to rebound sharply this year and then take another giant step up in 2011. We have increased our estimate for 2010 global potash shipments to 48 million to 49 million tonnes due to the strong summer rally in agricultural commodity prices. We forecast that shipments will increase further to 52 million to 55 million tonnes in 2011. Although this is a broad-based recovery, this slide shows that Brazil, China and India are projected to register strong gains again in 2011.

Now let’s talk about supply. In the case of phosphates, several uncertainties overhang the global market in the near term. The first is a startup of the much anticipated Ma’aden facility in Saudi Arabia. The market today is trying to figure out exactly how much this facility will produce in 2011 and 2012.

The second is how the market will make up for the loss of one half to three quarters of a million tonnes of production when phosphate operations cease at the Agrifos facility in the United States.

The third uncertainty is the availability and cost of purchased raw materials, particularly sulfur. U.S. phosphate producers likely will continue to scramble in order to find enough sulfur to keep plants operating at consistently high rates during the next several months.

The fourth uncertainty is export supply from China. Chinese producers exported record-shattering volumes of DAP and MAP in July and August to meet the recent surge in global demand but record exports have once again left their domestic market short of product. Government officials are increasingly concerned about the availability of phosphate products for domestic farmers and are closely monitoring the situation. We believe officials will take whatever measures are necessary, including more restrictive export policies to ensure adequate supplies of competitively priced phosphate for domestic farmers.

The final supply uncertainty obviously is how long Mosaic’s South Fort Meade mine will remain idled. Now let’s shift to potash.

The market requires additional potash capacity and there’s a long list of expansion projects on the horizon, including our own brownfield projects in Canada. Potash demand is forecast to grow 3.5% to 4% per year from current levels during this decade. We estimate the long slate of mostly brownfield projects representing approximately 25 million tonnes of additional production is sufficient to meet projected demand if all these projects come online as planned.

In summary, the fundamentals for both phosphate and potash look increasingly strong driven by the rallies in agricultural commodity prices. The positive demand outlook is expected to keep phosphate and potash markets tight until new capacity comes online. Now back up north to you, Jim.

Jim Prokopanko: To wrap up, this was a strong quarter that again reinforced the advantages of having a strategy focused on a balanced nutrient portfolio. The demand for both phosphate and potash continues to expand globally, placing Mosaic in a unique position to capitalize on markets worldwide. We are executing well against our long-term strategy to create shareholder value and for fulfilling our mission of helping the world grow the food it needs. We are excited and optimistic about prospects for the 2011 fiscal year. Now back to you, Christine.

Christine Battist: We would now like to open the call to your questions. Please hold your questions to one per person, so we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow-up question. Veronica, please open the line.

+++ q-and-a

Operator: (Operator Instructions). And your first question comes from the line of PJ Juvekar from Citi.

Anthony Pettinari: Hi, this is Anthony Pettinari standing in for PJ. With reference to the South Fort Meade mine, you referenced your mitigation plan of using purchased phosphate rock and how that could potentially impact margins. Do you anticipate any additional CapEx to be required in order to potentially pursue this mitigation plan?

Jim Prokopanko: Good morning, Anthony. No, we’re not expecting anything material. We may have to do a bit of on-site work to allow imports or receipt of phosphate rock into our ports, but nothing that we have to call out.

Operator: Your next question comes from the line of Vincent Andrews from Morgan Stanley.

Vincent Andrews: Thanks, and good morning everybody. Can you just give us an update of where inventory levels are through the channel from a P&K perspective? I know in the past calls, we’ve been talking about basically bins being bare but as you went through sort of the summer fill season and prices started to go up and as we enter the fall, what are your customers telling you, what are your customers telling you they want to be when fall’s over, as well?

Jim Prokopanko: Vincent, I’m going to turn this over to Rick McLellan, our leader of our commercial group who is just back from a spin through the Midwest, visiting customers and dealers.

Rick McLellan: Good morning, Vincent. I think, one, customers still are — haven’t positioned 100% of what they’re going to require in North America for the fall season. They’ve got about 80% of the P&K they would require in place. Everyone still has the same battle cry. They want to end the season with as little inventory as possible, like they did in the spring. The issue is, is there is some damages being caused by that because buyers for P&K in North America waited 75 to 60 days ago to purchase, and as we traveled, we found everyone was waiting for potash shipments or phosphate shipments. So they got to the back of the bin, and there is some impact. The good part is, this is the fall season. It will be able to drag out for the next 45 to 60 days but people are living with some of the issues of just in time inventory.

Operator: Your next question comes from the line of Jeff Zekauskas from JPMorgan. Please proceed.

Jeff Zekauskas: Hi. Good morning. It’s a two-part question. Have you already negotiated the rock prices for the additional rock that you’ll need in the second half of your fiscal year? And are those prices roughly $120 to $130 per tonne FOB, from wherever they’re being shipped, and this is ex-Miski Mayo. And second, what are your original costs for your Fosfertil investment, that is, what’s the tax basis of that?

Jim Prokopanko: Jeff, good day. I’ll take the first question and Larry Stranghoener will take the second one.

Jeff Zekauskas: Thank you.

Jim Prokopanko: The first one’s an easy question. The answer is yes and the answer is yes. We do have rock contracted for and the cost is going to be in that $100 to $120 a tonne higher price range than what it currently cost us to deliver it from our Florida operation. So that’s a delivered increase I’m talking about $100 to $120.

Larry Stranghoener: And Jeff, as for the tax basis in Fosfertil, we’ll end up reporting a gain of roughly $700 million, as I recall. Don’t hold me precisely to that. We’re still finalizing the accounting for it but it will be on that order of magnitude.

Christine Battist: Operator, next question, please. Veronica, are you there? Hold on, everyone, please.

Operator: Your next question comes from the line of Robert Koort from Goldman Sachs. Please proceed.

Robert Koort: Thanks. Good morning. Just two quick questions if I might. One, give us an update on the litigation around the Esterhazy issue. Secondly, Jim, could you talk a little bit more what you mean when you say that the Indian DAP contract provides you flexibility on shipping?

Jim Prokopanko: Okay. Good day, Robert. I’m going to have Rich Mack, our General Counsel, who is leading our efforts on the South Fort Meade permit. Rich?

Rich Mack: Hi, Robert. I think you asked about the Esterhazy litigation and the only update that I would have for you is the court has set a trial date, which is now scheduled for September of 2011, and we are currently shipping to PCS and based off of our current mining plans and current calculations, we believe that the expiration of the tolling agreement will occur in June of 2011 with one important point that I would make to that. That assumes that we are delivering 900,000 tonnes of potash product that is in dispute currently under the litigation as it relates to a force majeure declaration made by PCS during calendar 2009.

Jim Prokopanko: Robert, to your second question about the flexibility we have with the Indian contract, that was a fixed price contract for 2 million tonnes. We negotiated and rather than having a fixed volume set per month, we’ve agreed to work with one another to what is convenient for our respective sides to receive the product. So it just — it’s worked extremely well that when we have product that we like to move and make some space in our inventory, they’ve been willing to take it and they’ve had some port congestion and we’ve been able to work at moving that product and keeping it in North America for a period of time so it’s just a best effort on both sides to make that work. And it’s worked well, served us well, and served them well.

Operator: Your next question comes from the line of Jacob Bout from CIBC. Please proceed.

Jacob Bout: Good morning. Two-part question here. First, what are your thoughts on the future of Canpotex if BHP is successful in the bid for PCS and would you — would Mosaic look at playing more of a role of swing producer if PCS is taken out? My second question would be just on the new shaft at Esterhazy, what will be the hoisting capacity for that new shaft?

Jim Prokopanko: Good morning, Jacob. Couple questions you have there. And first, on Canpotex, this is an organization that’s been established and proven itself over 38 years and when I say proven itself, it’s developed a brand and a reputation for being an organization that delivers quality product and is an organization whose word is its bond. It does and delivers what it says it’s going to do and we do have — and third I’d say there’s strong relationships in the business, many of our customers have been lifetime careers in the crop nutrient business as many of the Canpotex people are. So it’s really been a strong relationship established between customers and that organization. As well, it’s a remarkably efficient organization to move vast volumes of product from the center of Canada to destinations around the world. I think you can take from that that I’m a big fan of Canpotex. They’ve done a wonderful job, and they serve Mosaic very well.

What BHP is going to do, I don’t know. Various comments are being printed in the press and I guess time will tell. But when you get to know us, you’ll get to love us and I expect there will be — if BHP prevails, who knows if they will or not, they’re reasonable business people, and I expect they would give it a chance. But I think it’s a ways to go yet to see if they’re going to get to that point.

And your second question was about Esterhazy shaft and capacity, and that’s going to be a 7 million tonne lifting capacity that will be available through that and I think that answers it. Is that clear, Jacob?

Larry Stranghoener: If I could just qualify that, Jim, that would bring Esterhazy to a total of 7 million tonnes. The shaft expansion itself would add an incremental 900,000 to 1 million tonnes of capacity.

Christine Battist: Veronica, we’re ready for the next question.

Operator: Your next question comes from the line of Don Carson from Susquehanna. Please proceed.

Don Carson: Thank you. Few questions on forward pricing in P&K. We’ve seen some very high nitrogen ammonia prices particularly in the Midwest for forward delivery next spring. Maybe Rick McLellan could talk a bit about what the forward order book for P&K looks like. Also, specifically on phosphate, does PhosChem have any optional tonnage with India and if so, would you choose to still ship it at $500 CFR. And then no one’s asked yet about your potash guidance but $310 at the low end would be a sequential decline from the most recent quarter. Just wondering what — is that a mix issue or why that low end of the range?

Rick McLellan: Yes, hi, Don. Your question on phosphate into forward selling, we’ve been offering up tonnes for shipment into December at around that $520 Central Florida price and some spot tonnage at $570 for export phosphates. So prices are strong and we’ve been positively — we’ve been positively impressed by the willingness of buyers to step up to buy into those marketplaces. They expect their bins will be empty once we get through this fall but they’re willing to step in and see that price matches up with the farm margins.

Second part of the question was on PhosChem flexibility for us to ship extra. Yes, there is and we have agreements with our Indian customers as you know, the subsidy will change. The subsidy scheme and the prices supported there will change in March and so we’ve agreed that neither one of us will execute against those options.

Potash guidance. Yes, we — one, there’s two things that are going on with potash. One is we’re shipping against legacy contracts into India and into China and those, because of the product mix, are drawing down the netbacks.

Operator: Your next question comes from the line of David C. Silver with Banc of America. Please proceed.

David Silver: Yes, hi. Two questions on costs. On the potash side, I was hoping Larry could update us on the brine in-flow costs this quarter and whether there was anything unusual. And then as far as South Fort Meade goes, I estimated that the fixed cost absorption effect this quarter was in the range of $40 million to $50 million and I was just wondering if you could comment on that broadly. I don’t need an exact number but if that effect is roughly correct. Thank you.

Larry Stranghoener: Good morning, David. With respect to the brine in-flow question, brine in-flow costs were $37 million in the quarter, up from $25 million the quarter before that, and don’t read anything into that. That’s a number that’s going to vary a bit from quarter to quarter. We still expect to spend $120 million to $130 million this year in mitigating the brine in-flow. But it was up a bit sequentially.

With respect to phosphate costs, your number is not a bad one. Jim mentioned the $30 million expense hit at South Fort Meade. That essentially is the effect of South Fort Meade becoming an idle plant and its costs running straight to the P&L as opposed to through inventory.

In addition to that, because of lower rock production at our other mines as well, there were other fixed cost absorption issues that totaled up to about $50 million including the $30 million from South Fort Meade. So again, your number, your estimate’s a pretty good one.

Operator: Your next question comes from the line of Mark Connelly from CLSA. Please proceed.

Mark Connelly: Thank you. Jim, two things. The Conference Board report yesterday up in Canada suggested that maybe Canada should change the way they provide incentives for new capacity and I’m curious if you could comment on your position and perspective on whether that would be a beneficial thing for the potash industry? And secondly, I was in China last week and nearly everybody I talked to said that if the price of potash goes over $350, demand will not grow this year. That doesn’t seem to square with record profitability, but I wonder if you could comment on what you’re hearing in terms of price sensitivity in China.

Jim Prokopanko: Hello, Mark. Two questions. The first about taxes. I saw that report and read it with interest and how the taxes may or may not change, I just think it’s premature to talk about that. The concern I have on the tax piece is that however the Saskatchewan government chooses to tax potash, they’re going to have to just be mindful of where that moves potash production along the cost curve.

At present, it’s a very flat cost curve amongst all producers. There’s a tail and a nose, 10% to either side that are sort of in extremes but small, small volumes. And in between, you have this group of producers that there isn’t a lot of differentiation between what the cost is and you add taxes on that, Saskatchewan is already a higher taxed geography to be producing potash, so they are mindful of it. We remind them of that. And if they add or increase the taxes, they will push Saskatchewan producers to the right of the cost curve and have the impact of the profitability of the industry, et cetera, et cetera. So time will tell on that.

In terms of the China question about profitability, we’ve seen — the profitability to the farmer if potash prices go up, we’ve had I think now three consecutive years of reduced potash application rates in China and over that period of time, we’ve seen China grow the amount of grains and oil seeds that they’re importing into the country. So the potash will go to the highest bidders and if there’s other countries that will be willing to pay for the potash and demand the potash, then I think China will continue on that escalator up where they continue to import grains and oil seeds that others are growing. It’s an issue that the Chinese have to deal with and by way of the way they manage food prices in-country and allow prices to increase so that the farmers in China can have a greater incentive to produce more crops.

Operator: Your next question comes from the line of Edlain Rodriguez from Gleacher Company.

Edlain Rodriguez: Thank you. Good morning. Talk about potash prices. It appears that Canpotex has successfully implemented the $50 price increase in Brazil. Can you comment about pricing there?

Jim Prokopanko: Rick — I’m going to have Rick McLellan address that question.

Rick McLellan: Canpotex continues to sell into Brazil and the announcement last week that they had out is that they’re sequentially increasing prices from where they’re at today to the $410, up to $410 for product ordered and shipped into January. So those netbacks are going to increase sequentially over the next few months. But it’s a very positive side and right now you’re getting ready for the planting season in Brazil and the inventory is needed there and buyers are stepping in to buy at these sequentially higher prices.

Operator: Your next question comes from the line of Mark Gulley from Soleil Securities. Please proceed.

Mark Gulley: Yes, my question had to do with relative pricing amongst the three nutrients. It’s just really interesting to see how much nitrogen prices are up, how much DAP prices are up, how much grain prices are up and yet the potash price has been flat now for some time and it isn’t moving up all that much. I know it all relates to inventories but at a high level, Jim, can you kind of talk about why potash has lagged so much when it is supposed to be the best nutrient when it comes to like a Michael Porter Five Factor Analysis? Thank you.

Jim Prokopanko: Good day, Mark. I’ve said this before. There are a number of nutrients that are important to growing a crop. Two of them are our children. We love them both equally. What is necessary is a balanced crop nutrient regimen for any farmer anywhere in the world, and to single out one nutrient as the silver bullet to success is just not good science or good agronomics.

It depends on what the field conditions are. Different geographies it’s different, and in the case of potash and phosphate, farmers can take holidays and defer paying for those nutrients or using those nutrients, but you can only defer. You can’t completely avoid and it does catch up with you. And I think there’s history and a psychology that goes into it. We’ve got probably 30 years of history where potash has sold for probably all but 24 months of that period under $200 a tonne and producers are used to paying $150 or $200 a tonne for potash. And what do you mean, it’s $300, $400, or $500? They’re just not comfortable with that notion.

Whereas there’s a greater understanding that in the case of nitrogen, that is driven by gas prices and world S&D on gas and energy products and phosphates as well. We’ve seen more volatility and people are used to it by way of the raw materials that go into it, sulfur and ammonia that could move it around but potash is just something that I advise dealers and farmers get used to the cost that we are in a period of higher highs and higher lows, it will remain cyclical, but the cost of producing this stuff, although there’s not much in the way of raw materials, replacing the mining equipment, the mills, has gotten considerably more expensive. So in this past season, we’ve seen phosphate prices I think take the medicine earlier in terms of adjusting and producers are back to — farmer producers are back to buying, and I think this will also occur in potash taking a little longer, but it’s coming.

Operator: Your next question comes from the line of Elaine Yip from Credit Suisse. Please proceed.

Elaine Yip: Hi. Good morning. Can you comment on the Chinese potash negotiations for next year? I understand that you started or Canpotex started talking with the Chinese at the TFI conference. What is the anticipated timing of the contract settlement and do you expect to go back to annual contracts or are you working towards shorter duration contracts like you did this year?

Jim Prokopanko: Well, hello, Elaine. Good to hear from you. We dealing with the Chinese, we’re always talking to the Chinese and we’re always negotiating with the Chinese, speaking for Canpotex. And so we’ve been in ongoing discussions over the year. My judgment that we are nearing an agreement with the Chinese and going into the details is it going to be a year or less, it’s probably — we’re asking for less than a year and their buying behavior over the last couple years have been in line with that. They have not — they have ended up settling on less than full year contracts and that’s the way it’s become. So we’re going to probably look to achieve something like that. But I think we’ll by the end of this calendar year have something in place and announced. That’s all I can say on it, Elaine.

Operator: Your next question comes from the line of Fai Lee from RBC Capital Markets. Please proceed.

Fai Lee: Thanks. I just want to maybe ask Mike Rahm a question. Mike, with respect to your outlook for perhaps lower corn yields in the US and we’ve also seen the impact of weather having a negative impact on crop yields in other areas of the world, have buyers made any connection between perhaps the notion that maybe having better nutrient balance would have helped farmers with respect to yield and withstanding the negative weather impacts that we’ve seen this year?

Mike Rahm: Hi, Fai. That’s a great question and one that is not an easy one to answer. Obviously, there have been a lot of weather events that have impacted yields. But you have to think that the lack of proper nutrition may have played a role. I think as we get details on what yields actually are, people will begin to sort that out. But you have to think that nutrition comes into play.

Operator: Your next question comes from the line of Farooq Hamed from Barclays Capital. Please proceed.

Farooq Hamed: Hi, good morning. Most of my questions have been answered. I just wanted to maybe follow up on South Fort Meade. My first question really on that is are you proceeding with an EIS kind of in the background while you’re waiting for the appeal to be ruled upon and preparing for trial? So that’s my first question. And then the second question is that I believe in your prepared comments you said that you think there will be no impact to your phosphate, finished phosphate production this year so to me that means that you’re going to be using a lot more third party rock and Miski Mayo rock. I was just wondering if you could let us know how much of that rock you’re expecting to take from Miski Mayo this year and what the rock costs are there. Thanks.

Rich Mack: Farooq, this is Rich Mack. With respect to the area-wide EIS, I think what we would say with respect to that is that it’s in its infancy stages right now. I don’t think that the Army Corps of Engineers has a specific game plan with respect to how they want to approach an area-wide EIS.

In fact, there are meetings ongoing tomorrow and Thursday in Florida which is essentially an informational workshop where they are going to learn more about various interests with respect to an area-wide EIS. From our perspective, we have future permits but we have a fairly long lead time before we need those permits and we will be actively engaged with the Army Corps of Engineers with respect to the scope of the area-wide EIS and obviously the timing as it relates to any future needs that we might have. So I guess in sum, a lot is yet to be determined in terms of how that proceeds.

With respect to the use of phosphate rock in terms of meeting our production needs for the fourth quarter, it’s a combination as I think Jim outlined. We’re using up obviously our existing phosphate rock inventories. We are importing some rock from Morocco. We are just beginning the Miski Mayo imports from Peru which we’re happy to begin and finally we’re using down our finished phosphate fertilizer inventories that we currently have available.

It’s too early to give any information out in terms of cost as it relates to Miski Mayo but I think it’s safe to say that the cost is going to be purchased from the joint venture at arm’s length and we would benefit through our equity investment that we’ve made and closed upon this last quarter.

Operator: Your next question comes from the line of Charles Neivert from Dahlman Rose. Please proceed.

Charles Neivert: Good morning. Just a quick question on the potash outlook going forward. If I look at the midpoints of your numbers for Brazil, for China, for India and then sort of the midpoint of your range for next year of the 52 million to 55 million, that indicates an increase in 5 million tonnes but the pieces that you’ve given for the biggest players comes out to 3 million. Can you tell me where the other 2 million tonnes of demand might be coming from? I mean, I’m assuming that the US and the European Union are generally not going to see much of an increase because they generally apply pretty much what they need. So can you tell us sort of just where the other couple of million tonnes is going to come from?

Mike Rahm: Hi, Charles. This is Mike Rahm. We can certainly — happy to answer that. We are seeing significant rebounds in places like Western Europe and we expect more shipments in the US as well. So part of that increase is the continued recovery in those two areas. In addition to that, there’s very good demand outlooks in other parts of the world, whether it’s the other southeast Asian markets, other Latin American countries, and the like. So it’s very much broad-based, led by the big customers, but contributions coming from all parts of the world.

Christine Battist: Operator, we have time for two more questions.

Operator: Your next question comes from the line of Horst Hueniken from Stifel Nicolaus. Please proceed.

Horst Hueniken: Good morning. You mentioned the cost to idle the South Fort Meade mine is approximately $30 million. Was this booked in the first quarter or will it be booked in the second or a combination of both?

Larry Stranghoener: Horst, it’s Larry. The $30 million number was a first quarter number. The number in subsequent quarters will be lower on the order of $20 million or so per quarter.

Operator: Your next question comes from the line of Hari Sambasivam from National Bank. Please proceed.

Hari Sambasivam: Yes. Thank you. Just a clarification, please, on the sequential margins for potash. I mean, the gross margins declined from 50% — sorry, give or take around the 50% mark to the 40% mark in the quarter. I am just wondering is that primarily due to I would say lower production and the brine issue or are there other issues sort of affecting that margin? And the second question I had is in terms of Esterhazy, with the capital expenditure programs that you have, I’m just wondering how much of your brine in-flow cost could be affected by the capital expenditures when you look at it over the longer term. I’m just wondering is there a reduction in sort of a brine in-flow cost that you’re anticipating once you get over this CapEx program?

Larry Stranghoener: Hari, it’s Larry. The answer to your first question, potash margins were down sequentially. You’re right, because of significantly lower production volume in the first quarter versus the fourth quarter. It was not unexpected. We signaled it in our fourth quarter conference call. And it relates to the summer shutdowns and turnarounds we schedule in our potash mines during our first quarter.

Jim Prokopanko: And to your second question about the impact of the expansion at Esterhazy and how that would affect our brine in-flow, it’s a project separate from the current mine workings. So no, it won’t have any direct impact on the brine in-flow. However, sinking a second shaft will be separate from and it will have a good distance from the current mine workings. So heaven forbid there’s ever a catastrophic failure which we don’t foresee happening, we will have a facility that will continue uninterrupted. We’ll have the new mine shaft separate from the current workings, using the existing infrastructure and millworks above ground.

Well, with that, we’ll conclude our Q&A session. The demand for nutrients to produce more food will inevitably expand. The world is not getting less hungry. With our balanced portfolio and strong competitive position, Mosaic is well-situated to create value for our shareholders and customers for years to come.

Thank you for joining us today. Please log off the call now. Thank you.